Exhibit 10.17

Employment Agreement

This Employment Agreement dated as of April 1, 2010 (the “Agreement”), is made by and between Skilled Healthcare, LLC, a Delaware limited liability company (together with its Parent and any successor thereto, the “Company”) and Matthew Moore (the “Executive”).

RECITALS

A.	It is the desire of the Company to assure itself of the continued services of the Executive by entering into this Agreement.

B.	The Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Employment.

(a)	General. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 1(b), in the position set forth in Section 1(c), and upon the other terms and conditions herein provided.

(b)	Employment Term. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on April 1, 2010, (the “Effective Date”) and ending on (and including) the first anniversary thereof, unless earlier terminated as provided in Section 3. The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives written notice of non-extension to the other no later than sixty (60) days prior to the expiration of the then-applicable Term and subject to earlier termination as provided in Section 3.

(c)

Position and Duties. The Executive shall serve as Executive Vice President of Inpatient Services with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chief Operating Officer of the Company, the Chief Executive Officer of the Company, the Board of Directors of the Company or by the Board of Directors of Parent (the “Board”). The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company (which may include service to the Company, its parent, Skilled Healthcare Group, Inc. (the “Parent”), and their respective direct and indirect subsidiaries). The Executive agrees to observe and comply with the rules and policies of the Company as adopted by or under the authority of the Board from time to time. During the Term, it shall not be a violation of this Agreement for the Executive to serve on industry trade, civic or charitable boards or committees and manage his personal investments and affairs, as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company. During his employment and following termination of his employment with the Company, the Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing.

(d)	Location. The Executive acknowledges that the Company’s principal executive offices are currently located at Foothill Ranch, California. The Executive shall operate principally out of such executive offices, as they may be moved from time to time within 40 miles of their current location in Foothill Ranch, California. The Company expects, and the Executive agrees, that the Executive shall relocate from Spring Hill, Kansas to Southern California as soon as reasonably practicable following the Effective Date. In addition, the Executive agrees that he shall be required to travel from time to time in order to fulfill his duties to the Company.

2.	Compensation and Related Matters.

(a)	Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $300,000 per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company. The Annual Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

(b)	Annual Bonus. During the Term, the Executive will be eligible to participate in an annual performance-based bonus plan that provides an opportunity of 50% of the Executive’s pro-rata Annual Base Salary on terms established by the Compensation Committee of the Board and substantially the same as the bonus plan adopted by the Board for other senior officers of the Company. A copy of Executive’s current Executive Bonus Program is attached hereto as Exhibit A.

(c)	Relocation Bonus. In connection with Executive’s relocation from Spring Hill, Kansas to Southern California, the Company agrees to pay Executive a one-time lump sum cash payment in the amount of $150,000 (the “Relocation Bonus”) payable by the Company to Executive concurrent with the close of escrow on the purchase by Executive of a residence located reasonably near the Company’s Foothill Ranch, California offices. The Relocation Bonus shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. In the event Executive’s employment with the Company terminates as a result of a termination by the Company for Cause (pursuant to Section 3(a)(iii)) or resignation by the Executive (pursuant to Section 3(a)(v)) at any time during the first four years of the Term, the Executive shall be required to return a portion of the Relocation Bonus equal to the net after-tax amount of the Relocation Bonus (after application of all refunds and credits as a result of such repayment) multiplied by the difference of one minus a fraction, the numerator of which is the number of completed months since the Effective Date and the denominator of which is 48. Such amount shall be returned to the Company no later than thirty (30) days following the Date of Termination.

EMPLOYMENT AGREEMENT – MATTHEW MOORE

(d)	Relocation Compensation. The Company shall reimburse Executive for reasonable relocation expenses actually incurred by Executive prior to Executive’s relocation, including (i) reasonable travel costs for Executive and his spouse between the Executive’s current residence and the Company’s Foothill Ranch, California offices for the primary purpose of relocation; (ii) reasonable hotel and/or temporary housing costs for the Executive’s use when he is in California for a period not to exceed three (3) months from the Effective Date; and (iii) reasonable costs for the movement of personal effects and household goods, all as mutually agreed to by the Executive and the Company. The Company shall gross up for tax purposes any deemed income arising pursuant to the payment or benefits provided under this Section 2(d), so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive. All amounts payable under this Section 2(d) shall be subject to the Executive’s delivery to the Company of appropriate documentation.

(e)	Equity Plan. During the Term, and subject to Board approval, the Executive shall be entitled to participate in the 2007 Equity Award Plan (the “Equity Plan”) of Parent pursuant to which, on the date the Board selects as the grant date (the “Grant Date”), the Executive shall receive (i) stock options valued at $50,000 on the Grant Date, vesting as to 25% on each of the first four anniversaries of the Grant Date, but only to the extent the Executive remains continuously employed by the Company through the applicable vesting date; and (ii) performance-vested restricted stock in amounts valued at $20,450 on the Grant Date, with vesting to occur over four years subject to the performance standards and only to the extent the Executive remains continuously employed by the Company through the applicable vesting date. Any awards made to Executive under the Equity Plan shall be subject to approval by the Compensation Committee of the Board and shall be granted in accordance with the Company’s equity granting practices applicable to similarly situated employees within the Company, based on responsibilities, authority and title, and subject to adjustment for Executive’s personal performance.

(f)	Benefits. During the Term, the Executive shall be entitled to participate in group medical insurance, and other standard benefits provided by the Company, as may be amended from time to time, which are applicable to other senior officers of the Company.

(g)	Paid Time Off. During the Term, the Executive shall not participate in any Company sponsored vacation plan; however the Executive will be expected to work a minimum of 48 weeks per calendar year, which will allow four weeks off with pay. The minimum work threshold is tied to the calendar year and no rollover is permitted from one year to the next. Any paid time off shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(h)	Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.

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(i)	Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.	Termination.

The Term and the Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Term and the Executive’s employment hereunder shall terminate upon his death.

(ii)	Disability. If the Executive has incurred a Disability, the Company may terminate the Term and the Executive’s employment hereunder.

(iii)	Termination for Cause. The Company may terminate the Term and the Executive’s employment hereunder for Cause.

(iv)	Termination without Cause. The Company may terminate the Term and the Executive’s employment hereunder without Cause.

(v)	Resignation by the Executive. The Executive may resign his employment and terminate the Term for any reason.

(vi)	Non-extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 1(b).

(vii)	Non-extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 1(b).

(b)	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party indicating the specific termination provision in this Agreement relied upon, and specifying a Date of Termination which, if submitted by the Executive, shall be at least two weeks following the date of such notice (a “Notice of Termination”). A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.

(c)

Company obligations upon termination. Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Annual Base Salary through the Date of

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Termination not theretofore paid, any expenses owed to the Executive under Section 2(h), and except as otherwise provided herein, any amount accrued and arising from the Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements under Section 2(f), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its parent and subsidiaries (collectively, the “Company Arrangements”).

4.	Severance Payments.

(a)

Termination for Cause, Resignation by the Executive, Non-extension of Term by the Executive or the Company, death or Disability. If the Executive’s employment is terminated pursuant to Section 3(a)(iii) for Cause, pursuant to Section 3(a)(v) for Resignation by the Executive, or pursuant to Section 3(a)(vii) due to non-extension of the Term by the Executive, the Executive shall not be entitled to any severance payment or benefits. If the Executive’s employment is terminated pursuant to Section 3(a)(i) as a result of Executive’s death or pursuant to Section 3(a)(ii) as a result of the Executive’s Disability, the Company shall, subject to the Executive signing and not revoking, within sixty (60) days following delivery to Executive, a separation and release agreement in the form attached hereto as Exhibit B, (i) pay to the Executive an amount equal to the product of (x) the bonus that the Executive would have earned during the calendar year in which the Date of Termination occurs, if any, and (y) a fraction, the numerator of which is the number of days that elapsed in such calendar year through the Date of Termination and the denominator of which is 365, payable when bonuses would have otherwise been payable had the Executive’s employment not terminated and (ii) in the case of termination pursuant to Section 3(a)(ii) as a result of the Executive’s Disability, pay to the Executive an amount equal to the excess, if any, of (x) the amount that would have been payable to the Executive pursuant to Section 4(b)(i) if the Executive had been terminated by the Company without Cause pursuant to Section 3(a)(iv) over (y) the present value of the benefits to be received by the Executive (or his beneficiaries) under any disability plan sponsored by the Company or its affiliates (for purposes of this clause (ii) the amounts in (x) and (y) shall be determined by the Company on an after-tax basis to the extent that their receipt by the Executive (or his beneficiaries) would be subject to tax and on actuarial assumptions satisfactory to the Company). If the Executive’s employment is terminated pursuant to Section 3(a)(vi) due to non-extension of the Term by the Company, the Company shall, subject to the Executive signing and not revoking, within sixty (60) days following delivery to Executive, a separation and release agreement in the form attached hereto at Exhibit B, (i) pay to the Executive an amount equal to the product of (x) the bonus that the Executive would have earned during the calendar year in which the Date of Termination occurs, if any, and (y) a fraction, the numerator of which is the number of days that elapsed in such calendar year through the Date of Termination and the denominator of which is 365, payable when bonuses would have otherwise been payable had the Executive’s employment not terminated and (ii) pay to the Executive, in a lump sum, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his

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employment hereunder for a period of twelve (12) months following the Date of Termination.

(b)	Termination without Cause. If the Executive’s employment shall be terminated by the Company without Cause pursuant to Section 3(a)(iv) the Company shall, subject to the Executive signing and not revoking, within sixty (60) days following delivery to Executive, a separation and release agreement in the form attached hereto as Exhibit B:

(i)	pay to the Executive, in a lump sum, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of twelve (12) months following the Date of Termination;

(ii)	pay to the Executive an amount equal to the product of (x) the bonus that the Executive would have earned during the calendar year in which the Date of Termination occurs, if any, and (y) a fraction, the numerator of which is the number of days that elapsed in such calendar year through the Date of Termination and the denominator of which is 365, payable when bonuses would have otherwise been payable had the Executive’s employment not terminated; and

(iii)	cover the premium costs for medical benefits under COBRA for the Executive and, where applicable, his spouse and dependents, life insurance and disability insurance (all as in effect immediately prior to the Date of Termination) for a period of twelve (12) months following the Date of Termination.

(c)	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(d)	409A. Notwithstanding anything to the contrary in this Section 4, no payments in this Section 4 will be paid during the six-month period following the Executive’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this section would not cause the Executive to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (in which case such amounts shall be paid at the time or times indicated in this section). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Section 4. Thereafter, payments will resume in accordance with this section.

5.	Competition.

(a)

The Executive shall not, at any time during the Term or during the one-year period following the Date of Termination, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages

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in any business (x) which competes with any business of the Company anywhere in the States of California, Iowa, Kansas, Missouri, Nevada, New Mexico or Texas, (y) which competes with any business of the Company in any State in which the Company operated a facility at any time (whether before or after the date of this Agreement) that the Executive was employed by the Company or (z) which derives $500,000,000 or more in annual consolidated revenues from the operation of skilled nursing facilities in the United States; provided, however, that the Executive shall be permitted to acquire a passive stock interest in such a business provided the stock acquired is publicly traded and is not more than five percent (5%) of the outstanding interest in such business.

(b)	The Executive shall not at any time during the Term or during the two-year period following the Date of Termination, directly or indirectly, recruit or otherwise solicit or induce or encourage any employee, contractor, customer or supplier of the Company (i) to terminate its employment or arrangement with the Company, (ii) to otherwise change its relationship with the Company or (iii) to establish any relationship with the Executive or any other person, firm, corporation or other entity for any business purpose competitive with the business of the Company. Executive agrees that if Executive, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant in any business entity other than the Company, is directly involved in the hiring or employing of any person who is or was employed by, a consultant to or associated with the Company within a one-year period prior to the new employment or hiring of such person, then for each such person, Executive shall pay to the Company a lump sum equal to six (6) months of that person’s most recent salary from the Company, payable on the first date of that person’s new employment or hiring, whichever is first, plus the Company’s reasonable attorneys’ fees incurred in enforcement of this Section 5(b). The foregoing shall not be construed to limit or modify in any way Executive’s non-solicitation covenants contained herein.

(c)	In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	As used in this Section 5, the term “Company” shall include Parent, the Company and their respective direct or indirect subsidiaries and wholly owned companies.

6.	Nondisclosure of Proprietary Information.

(a)

Except in connection with the faithful performance of the Executive’s duties hereunder or pursuant to Section 6(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without

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limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Confidential Information shall not include any information which has entered the public domain through no fault of the Executive.

(b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)	As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries.

(e)	Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to his attorney or tax adviser on a confidential basis for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.

7.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and

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whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.	Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and temporary, preliminary and permanent injunctive relief.

9.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of the Executive’s rights or obligations may be assigned or transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.

10.	Certain Definitions.

(a)	Cause. The Company shall have “Cause” to terminate the Term and the Executive’s employment hereunder upon:

(i)	the Executive’s failure to perform substantially his duties as an employee of the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), which is not cured within fifteen (15) days after a written demand for performance is given to the Executive by the Board specifying in reasonable detail the manner in which the Executive has failed to perform substantially his duties as an employee of the Company;

(ii)

the Executive’s failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the terms of this Agreement that, if capable of cure, is not cured

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by the Executive within fifteen (15) days after written notice given to the Executive describing such failure in reasonable detail;

(iii)	the Executive’s commission of any material workplace misconduct or willful failure to comply with the Company’s general policies and procedures as they may exist from time to time;

(iv)	the Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or, to the extent involving fraud, dishonesty, theft, embezzlement or moral turpitude, any other crime;

(v)	the Executive’s violation of a material regulatory requirement relating to the business of the Company and its subsidiaries that, in the good faith judgment of the Board, is injurious to the Company in any material respect;

(vi)	the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement;

(vii)	the Executive’s breach of this Agreement in any material respect that, if capable of cure, is not cured by the Executive within fifteen (15) days after written notice given to the Executive describing such breach in reasonable detail;

(viii)	the Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty with respect to the Company or any of its affiliates; or

(ix)	the Executive’s failure to maintain in good standing professional certifications and/or credentials expected for Executive’s position and the performance of his duties, and the failure to satisfy other employment screening/clearance requirements (e.g. OIG clearance).

(b)	Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 3(a)(ii) – (v) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if the Executive’s employment is terminated pursuant to Section 3(a)(vi) or Section 3(a)(vii), the expiration of the then-applicable Term.

(c)

Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees in which the Executive participates, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to

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make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees in which the Executive participates, Disability shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of six (6) months during any 12-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Board and acceptable to the Executive or the Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive’s Disability.

11.	Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law, and where applicable, the federal laws of the United States.

12.	Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, or any nationally recognized overnight courier service with signature certification of receipt, as follows:

(a)	If to the Company:

Skilled Healthcare, LLC

27442 Portola Parkway

Suite 200

Foothill Ranch, California 92610

Attn: President and COO / Jose Lynch

with copies to:

Skilled Healthcare, LLC

27442 Portola Parkway

Suite 200

Foothill Ranch, California 92610

Attn: General Counsel/Roland Rapp

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(b)	If to the Executive:

Matthew Moore

30033 Maple Lane

Spring Hill, KS 66083

or at any other address as any party shall have specified by notice in writing to the other party.

14.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.	Entire Agreement.

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16.	Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment.

17.	No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.	Construction.

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect

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construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.	Arbitration.

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment by the Company, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles County, California, before a sole neutral arbitrator (the “Arbitrator”), mutually selected and agreeable to both parties and selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the Arbitrator, such Arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure Sections 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief (including, but not limited to, temporary restraining orders and preliminary injunctions) may, but need not, be sought by either party to this Amended Agreement in any court of competent jurisdiction while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator; no bond or other security shall be required in connection therewith. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Amended Agreement or the services rendered hereunder. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The Executive and the Company further agree that in any proceeding to enforce the terms of this Amended Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute up to a maximum of $50,000 in addition to any other relief granted.

20.	Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or

EMPLOYMENT AGREEMENT – MATTHEW MOORE

unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21.	Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22.	Indemnification.

The Company agrees that (a) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or (b) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the state of incorporation of the Company, against any and all costs, expenses, liabilities and losses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company may assume the defense of any Proceeding or Claim with counsel selected by the Company and reasonably satisfactory to the Executive and, if it does so, the Executive shall not be entitled to be reimbursed for any separate counsel he may retain in connection with such Proceeding or Claim.

Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification that the Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

During the Term and for a period of time thereafter determined as provided below, the Company shall keep in place a directors and officers’ liability insurance policy (or policies) providing coverage, or such coverage may be provided under a policy that provides coverage to Onex Corporation or Onex Partners LP and their affiliates, to the Executive if and to the extent that the Company provides such coverage to its directors and such coverage (or other directors and officers liability insurance coverage) shall continue after the termination of the Term if and for the period of time that such coverage is extended to the Company’s former director, other than former directors who are employees of Onex Corporation, Onex Partners LP or their affiliates.

EMPLOYMENT AGREEMENT – MATTHEW MOORE

23.	Cooperation in Litigation.

The Executive promises and agrees that, following the date his employment by the Company terminates, he will reasonably cooperate with the Company in any litigation in which the Company is a party or otherwise involved which arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a consultant (at a reasonable hourly rate) or witness and producing documents and information relevant to the case or helpful to the Company.

24.	Executive Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SKILLED HEALTHCARE, LLC.

By:	/s/ Jose C. Lynch
	Name:	Jose C. Lynch
	Title:	President and Chief Operating Officer

EXECUTIVE

By:	/s/ Matthew Moore
Matthew Moore

EMPLOYMENT AGREEMENT – MATTHEW MOORE

Exhibit A

2010 Executive Bonus Structure

EMPLOYMENT AGREEMENT – MATTHEW MOORE

Exhibit B

Form Separation and Release Agreement

EMPLOYMENT AGREEMENT – MATTHEW MOORE

First Amendment to Employment Agreement

This First Amendment to Employment Agreement dated as of November 5, 2010 (the “First Amendment”), is made by and between Skilled Healthcare, LLC, a Delaware limited liability company (together with its Parent and any successor thereto, the “Company”) and Matthew Moore (the “Executive”).

RECITALS

A.     Whereas, the Company and the Executive (collectively, the “Parties”) entered into that certain Employment Agreement dated as of April 1, 2010 (the “Employment Agreement”); and

B.     Whereas, the Parties desire to amend the Employment Agreement on the terms and conditions set forth in this First Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the Parties agreeing to amend their obligations in the Employment Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to keep, perform and fulfill the promises, conditions and agreements contained herein and in the Employment Agreement.

1.     Amendment to Section 2(c). Section 2(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following Section 2(c):

Relocation Bonuses. In connection with Executive’s relocation from Spring Hill, Kansas to Southern California, the Company agrees to pay Executive a one-time lump sum cash payment in the amount of $150,000. The Relocation Bonus shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. In addition to the Relocation Bonus, the Company agrees to pay Executive a one-time lump sum cash payment in the amount of $60,000 (the “Additional Relocation Bonus” and together with the Relocation Bonus, the “Relocation Bonuses”). The Additional Relocation Bonus shall be grossed up for tax purposes such that any deemed income arising pursuant to the payment of the Additional Relocation Bonus shall be as if the payment were provided to Executive on a non-taxable basis. The Relocation Bonuses shall be payable by the Company to Executive concurrent with the close of escrow on the purchase by Executive of a residence located reasonably near the Company’s Foothill Ranch, California offices. In the event Executive’s employment with the Company terminates as a result of a termination by the Company for Cause (pursuant to Section 3(a)(iii)) or resignation by the Executive (pursuant to Section 3(a)(v)) at any time during the first four years of the Term, the Executive shall be required to return a portion of the Relocation Bonuses equal to the net after-tax amount of the Relocation Bonuses (after application of all refunds and credits as a result of such repayment) multiplied by the difference of one minus a fraction, the numerator of which is the number of completed months since the Effective Date and the denominator of which is 48. Such amount shall be returned to the Company no later than thirty (30) days following the Date of Termination.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT – MATTHEW MOORE

2.     Full Force and Effect. Except as set forth in this First Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

3.     Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the Parties have executed this First Amendment on the date and year first above written.

SKILLED HEALTHCARE, LLC.

By:	/s/ Jose C. Lynch
	Name:	Jose C. Lynch
	Title:	President and Chief Operating Officer

EXECUTIVE

By:	/s/ Matthew Moore
Matthew Moore

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT – MATTHEW MOORE